1 Perrigo Issues Voluntary Recall of One Batch of Premium Infant Formula with Iron Milk- Based Powder Due to Elevated Levels of Vitamin D Perrigo Consumer Affairs Contact Information: 1-800-538-9543 Dublin, Ireland and Allegan, MI – August 8, 2024 – Perrigo Company plc is issuing a voluntary recall at the retailer and warehouse level of three lots within one batch, or 16,500 cans, of store brand Premium Infant Formula with Iron Milk-Based Powder due to levels of Vitamin D above the maximum level permitted. The recalled product was shipped to H-E-B Grocery Company, LP in TX ; and CVS in the following states: TX, FL, CA, SC, VA, IN, TN, NJ, MI, PA, RI, MO. No other products or retailers are impacted by this recall. The Company is initiating this voluntary recall in consultation with the U.S. Food and Drug Administration (FDA). There have been no reports of adverse events to date attributed to the elevated levels of Vitamin D in the product subject to this recall, which was determined through routine testing. For the vast majority of infants, short-term consumption of the affected lot codes is unlikely to cause adverse health implications. In a small subset of physiologically vulnerable infants (e.g., impaired renal function), there is the potential that consumption of the recalled product could result in health complications. Parents and caregivers who may have purchased the product should look for the lot codes below with “use by” dates, which can be found on the bottom of the package and should contact their health care provider if they have any concerns. Perrigo has taken immediate action by notifying H-E-B Grocery Company, LP and CVS directly and asking them to examine their retail and warehouse inventory and isolate the product. Product shipped to CVS beginning February 6, 2024, being recalled: T11LMYC – USE BY 11NOV2025 (Material: 975261, UPC: 050428318034) Product shipped to H-E-B Grocery Company, LP beginning February 2, 2024, being recalled: T11LMXC – USE BY 11NOV2025 T09LMXC – USE BY 09NOV2025 (Material: 788362, UPC: 041220164578)

4 No other lot codes are impacted by this recall. If infants experience any symptoms while using the product, report them to the FDA's MedWatch Adverse Event Reporting program online at www.fda.gov/medwatch/report.htm. Additionally, please contact your healthcare provider. Any questions or concerns regarding the recall or adverse events associated with these lot codes can be communicated to Perrigo Consumer Affairs at 1-800-538-9543, M-F from 8:00am-5:00pm EST.